Exhibit 10.1

FIRST AMENDED AND RESTATED
SYNTHETIC CARDIOLIPIN SUPPLY AGREEMENT

THIS AGREEMENT is hereby made and entered into as of the      day of November, 1999 (the “Effective Date”) by and between Avanti Polar Lipids, Inc., an Alabama corporation having its principal place of business at 700 Industrial Park Drive, Alabaster, Alabama 35007 (“Avanti”), and Neopharm, Inc., a Delaware corporation having a place of business at 100 Corporate North, Suite 215, Bannockburn, Illinois 60015 (“Neopharm”) (Avanti and Neopharm being referred to hereinafter from time to time, collectively, as the “parties”).

W I T N E S S E T H:

WHEREAS, Avanti and Neopharm have entered into that certain Synthetic Cardiolipin Supply Agreement, effective as of May 26, 1998 (hereinafter the “Original Supply Agreement”), setting forth the terms pursuant to which Avanti will supply synthetic cardiolipin to Neopharm in connection with Neopharm’s efforts to commercialize Liposomal Doxorubicin and Paclitaxel; and

WHEREAS, Avanti and Neopharm now wish to amend and restate the Original Agreement to modify Section 1(a) to add two additional fields in which Avanti will supply synthetic cardiolipin to Neopharm and Section 5(b) to change the terms on which the Original Agreement may be unilaterally terminated.

NOW THEREFORE, for good and valuable consideration, including, the mutual covenants, agreements, representations and warranties set forth herein, the receipt and sufficiency of which is hereby acknowledged, Avanti and Neopharm hereby agree as follows:

1.                                       Supply of Synthetic Cardiolipin by Avanti.  (a) Avanti will supply Synthetic Cardiolipin to Neopharm and/or its designated affiliates or sublicensees in the amounts and of the quality described on Schedule 1 attached hereto and incorporated by reference herein.  Avanti will supply Synthetic Cardiolipin to Neopharm or its affiliates or sublicensees for purposes of conducting research, clinical trials and obtaining government approvals required for Neopharm and/or its designated affiliates and sublicensees to commercialize Neopharm’s proprietary liposomal products, Liposomal Doxorubicin and Paclitaxel.  In addition, Avanti will supply Synthetic Cardiolipin to Neopharm or its affiliates or sublicensees for purposes of conducting research, clinical trials and obtaining government approvals required for Neopharm and/or its designated affiliates and sublicensees to commercialize one or more drugs designed to inhibit:  (i) the aging process in humans, or (2) topoisomerase.  Avanti will not knowingly sell Synthetic Cardiolipin to any third party using Synthetic Cardiolipin to commercialize liposomal products which will directly compete with Liposomal Doxorubicin and Paclitaxel.

(b)                                 All Synthetic Cardiolipin sold by Avanti to Neopharm and/or its designated affiliates or sublicensees pursuant to this Agreement shall be manufactured by Avanti in accordance with the production specifications described on Schedule 1 under “good manufacturing practices” conditions as described in the United States Code of Federal Regulations “Good Manufacturing Practices” regulations (collectively, the “US GMP Regulations”) and the European Community Guide to Good Manufacturing Practices, in all events adhering to the US GMP Regulations where conflict between the US GMP Regulations and such European Community regulations arise (the “Avanti-GMP Production Process”).  The price for GMP-Neopharm Products set forth on Schedule 2 hereto shall include all analytical services (other than the costs of Bioburdon and LAL Testing), stability studies, and other similar activities required to meet GMP standards of production.  Avanti shall not make any changes to the production specifications described on Schedule 1 or any material changes to test methods, batch records or raw materials with respect to the Synthetic Cardiolipin without Neopharm’s prior written approval, which approval shall not be unreasonably withheld.

(c)                                  Neopharm and Avanti acknowledge and agree that the initial production of Synthetic Cardiolipin in the quantities required by Neopharm requires certain so-called “scale up” and related activities and that Avanti may make such changes in Avanti’s processes and procedures, including, without limitation, any enhancements or improvements thereto, as Neopharm shall approve, which approval shall not be unreasonably withheld.  Further, Neopharm recognizes and agrees that Avanti has developed and created certain processes and procedures for the production and manufacture of lipids (i) to which Avanti has sole and exclusive ownership and which is a trade secret of Avanti, and (ii) which Avanti previously has disclosed to Neopharm and which Neopharm has agreed in writing to keep in strict confidence, and (iii) which Avanti may choose to use (and which Neopharm hereby expressly permits Avanti to use) in the manufacture and production of Synthetic Cardiolipin.  All test methodologies used by Avanti pursuant to its obligations under this Agreement shall be validated.  For those procedures which appear in the current USP/NF, or other recognized standard reference, a statement indicating the reference shall suffice.  For those test methods which are developed by Avanti, documentation supporting the validation of the test method shall be provided.

(d)                                 In order to permit Avanti to regularly supply Neopharm with Synthetic Cardiolipin, at least thirty (30) days before the beginning of each calendar quarter, Neopharm shall provide Avanti with a non-binding forecast of Neopharm’s estimated requirements of Synthetic Cardiolipin for the next twelve (12) month period.  Such updated forecast, depending upon the progress of clinical and regulatory studies and approvals, may vary from previous projections and shall be incorporated into Schedule 2 attached hereto.  Within thirty (30) days after receiving a written request from Neopharm and/or its designated affiliates or sublicensees, Avanti shall produce and ship to Neopharm and/or its designated affiliates or sublicensees such amounts of the requested Synthetic Cardiolipin of the quality and at the price described on Schedule 2 hereto.  The parties recognize and agree that each order for Synthetic Cardiolipin shall not be less than the minimum amount nor greater than the maximum amount of Synthetic Cardiolipin as set forth on Schedule 2.  Each shipment of Synthetic Cardiolipin shall be shipped to Neopharm and/or its designated affiliates or sublicensees at Neopharm’s Bannockburn, Illinois facility (or at such other location as Neopharm may direct from time to time).

(e)                                  Neopharm and/or its designated affiliates or sublicensees shall inspect each shipment of Synthetic Cardiolipin and shall advise Avanti of any damage, shipping problems or delays, or other defects in the quality or quantity of Synthetic Cardiolipin order within thirty (30) days after receipt of such shipment.  In the event that any damage to the Synthetic Cardiolipin has occurred in shipment or the Synthetic Cardiolipin does not meet GMP standards, Neopharm shall return the Synthetic Cardiolipin to Avanti, or take such other action as Avanti may reasonably direct.  Avanti shall have thirty (30) days to cure such damage or other problem by the shipment of additional Synthetic Cardiolipin.  Notwithstanding the foregoing, in the case of any non-conformity which is not readily apparent or discoverable upon reasonable inspection within such thirty (30) day period, any claim of non-conformity with respect thereto shall not be deemed waived and delivery of the Synthetic Cardiolipin shall not be deemed to have been accepted if Neopharm notifies Avanti as soon as practicable, but not later than fifteen (15) days, following the date on which Neopharm learns of such non-conformity.

(f)                                    Avanti shall be responsible for performing all quality control tests and assays on raw and packaging materials used in preparing and shipping the Synthetic Cardiolipin, as well as the Synthetic Cardiolipin, all in a manner consistent with Avanti’s internal quality control procedures.  Avanti shall retain records pertaining to such testing and shall, upon written request from Neopharm, provide Neopharm with copies of such records.  Without limiting the generality of the foregoing, Avanti shall prepare and maintain batch records and file samples, properly stored, from each lot or batch of Synthetic Cardiolipin supplied to Neopharm hereunder.  Avanti shall also be responsible for updating the U.S. Drug Master File (DMF) submitted to the FDA to reflect Avanti’s current manufacturing process (including scale up and commercial), facility and equipment employed, analytical methods and specifications and stability data to support shelf life and storage conditions.  A letter of authorization referring to said DMF shall be provided to Neopharm.  Upon termination of this Agreement for any reason other than a default on the part of Neopharm, Avanti shall transfer the originals or certified true copies of the originals of such batch records and file samples to Neopharm.

(g)                                 AVANTI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (i) OF COMMERCIAL UTILITY OR (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, AVANTI WILL NOT BE LIABLE TO Neopharm, Neopharm’S SUCCESSORS OR ASSIGNS, AFFILIATES, SUBLICENSEES, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM ARISING FROM Neopharm’S USE OF SYNTHETIC CARDIOLIPIN, OR THE USE OF SYNTHETIC CARDIOLIPIN BY ANY SUCH SUCCESSOR, ASSIGNEE, AFFILIATE, SUBLICENSEE OR OTHER THIRD PARTY, ANY CLAIM FOR LOSS OR PROFITS, FOR LOSS OR INTERRUPTION OF BUSINESS OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

2.                                      Purchase of Synthetic Cardiolipin by Neopharm.  Neopharm and its designated affiliates and sublicensees will purchase their requirements for Synthetic Cardiolipin exclusively from Avanti; provided, however, that if Avanti is unable to meet Neopharm’s commercially reasonable requirements for the quantity and/or quality of Synthetic Cardiolipin for a particular order then Neopharm or its designated affiliates or sublicensees, as the case may be, shall be entitled to fill that order by purchasing either a like quality or quantity of Synthetic Cardiolipin from a third party.

3.                                      Reservation of Rights by Avanti.  Avanti reserves the right to license the manufacture of Synthetic Cardiolipin for supply to Neopharm and its designated affiliates and sublicensees.  In licensing the manufacturing rights, Avanti will be responsible for ensuring, from information reasonably available at the time the license or contract is granted, that the licensee or other supplier is generally able to meet the requirements of Neopharm and its designated affiliates and sublicensees as to quality, quantity and delivery schedules.

4.                                      Payment.  Avanti shall invoice Neopharm for each order of Synthetic Cardiolipin at the rates set forth on Schedule 2 attached hereto, plus the costs of all shipping or freight, packaging, insurance, sales, gross receipts, or other similar taxes and other similar charges related to such sale, and such aggregate amounts shall be due and payable with thirty (30) days thereafter and, if not paid by such date, shall bear interest at the rate of one and one-half (1.5%) percent per month (or such lesser legal interest rate, if such is required by applicable law).

5.                                      Term.  (a) This Agreement shall commence on May 1, 1998 and shall expire on May 1, 2008, unless earlier terminated in accordance with the terms and conditions of this Agreement.  In the event that this Agreement is still in effect on May 1, 2008, this Agreement shall thereafter automatically renew for additional terms of two (2) years each.

(b)                                 This Agreement may be terminated by the mutual agreement of the parties or upon one party giving at least one (1) year’s prior written notice to the other party.

(c)                                  If, at the time of the expiration or earlier termination of this Agreement, Neopharm and\or its designated affiliates and sublicensees have placed orders for Synthetic Cardiolipin which have not been filled, Avanti shall deliver such Synthetic Cardiolipin required pursuant to such outstanding orders and this Agreement shall continue in effect solely and exclusively for the purpose of such activities.

(d)                                 In the event that Avanti shall sell all or substantially all of its assets relating to the manufacture of Synthetic Cardiolipin to another entity, or in the event that Avanti shall merge (or otherwise combine) with or into another entity and shall not be the surviving entity, Avanti agrees that it shall impose as a condition to any such sale or combination that the obligation to supply Synthetic Cardiolipin pursuant to this Agreement shall be a part of the assets which are transferred and taken up by the purchaser of the assets or the obligations imposed by this contract to supply Synthetic Cardiolipin shall be specifically assumed by any such surviving entity purchaser.

(e)                                  In the event that Avanti shall elect to terminate the manufacture of Synthetic Cardiolipin, Neopharm shall have the right to license, on a non-exclusive basis and upon mutually agreeable terms and conditions, so much of the Avanti-GMP Production Process as is necessary to allow Neopharm to continue the manufacture of Synthetic Cardiolipin on an uninterrupted basis.

(f)                                    In the event of a termination of this Agreement, transition of Synthetic Cardiolipin supply will be conducted in such manner as to not cause inconvenience to either party.  In the event of notice of termination by Avanti for any reason other than a breach of this Agreement by Neopharm, Avanti shall provide reasonable assistance to Neopharm in connection with the transition of the source of Synthetic Cardiolipin supply to another manufacturer.

6.                                      Confidentiality.  (a) Each party recognizes and agrees that it is and shall continue to be bound by that certain Confidentiality Agreement, dated              , 1998, between and among the parties and that “Confidential Information” (as defined in such Confidentiality Agreement) shall include any information or material disclosed or provided by one party to another pursuant to this Agreement (including without limitation the GMP-Avanti Production Process).  Each party shall maintain Confidential Information in confidence and shall not disclose Confidential Information to any third party or use Confidential Information for any purpose not authorized under this Agreement, except as required by law or with the written consent of the other party.

(b)                                 Notwithstanding Section 6(a) hereof, Neopharm may provide Confidential Information to the FDA and/or equivalent European regulatory authorities or to third parties for analytical purposes only, in all events as required to support development of products which use Liposomal Doxorubicin or Paclitaxel, provided that Neopharm first gives Avanti written notice of such intended disclosure of Confidential Information and takes all action necessary or appropriate in making such disclosure to maintain such Confidential Information as required under the Confidentiality Agreement, including requiring the execution and delivery of written agreements in substantially the same form and effect as the Confidentiality Agreement with respect to Confidential Information disclosed to any third parties other than regulatory authorities.

7.                                      Intellectual Property.  (a) Avanti and Neopharm recognize and agree that Avanti and Neopharm are separate and independent entities and are independently engaged in research and in the development, either directly or indirectly, of innovations and Intellectual Property, including without limitation, compounds and biochemical and pharmaceutical products, and in the authorship, innovation, development, enhancement, modification, and creation of Intellectual Property.  Each party further agrees that by executing this Agreement, Avanti does not grant nor intend to grant to Neopharm a license or any right, title or interest in any Intellectual Property of Avanti including, without limitation, any Intellectual Property which relates either directly or indirectly, to the GMP-Avanti Production Process, and that Neopharm does not grant or intend to grant to Avanti a license or any right, title or interest in any Intellectual Property including, without limitation to any Intellectual Property relating, either directly or indirectly, to Liposomal Doxorubicin or Paclitaxel, except as expressly set forth in this Agreement or in other written agreements between the parties, as in effect from time to time.

(b)                                 For the purposes of this Agreement, the term “Intellectual Property” shall mean any and all innovations, patents, copyrights, trade secrets, patentable ideas, copyrightable works, and all confidential technical, scientific or business information of any party, in whatever form or stage of completion.

8.                                      Representations and Warranties.  (a) Avanti hereby covenants, represents and warrants that it has all power and authority to enter into this Agreement and to execute and deliver this Agreement and perform its obligations hereunder; that neither the execution, delivery, nor performance of this Agreement or any of the transactions contemplated hereby will breach, be in conflict with, or constitute a default under any agreement between it and any third party or under the terms of any order, judgment or decree to which it is a party, or result in the imposition of any lien, claim or incumbrance upon it or any of its assets.

(b)                                 Neopharm hereby covenants, represents and warrants that it is the owner by assignment of Liposomal Doxorubicin and Paclitaxel; that Neopharm has all power and authority to enter into this Agreement and to execute this Agreement and to perform its obligations hereunder; that neither the execution, delivery nor performance of this Agreement or any of the transactions contemplated hereby will breach, be in conflict with, or constitute a default under any agreement between it and any third party or under the terms of any order, judgment or decree to which it is a party, or result in the imposition of any lien, claim or encumbrance upon it or any of its assets.

9.                                      Indemnification.  Neopharm and its designated affiliates and sublicensees shall indemnify, defend and hold Avanti harmless from and against all liability, claims, actions, causes of action, demands, damages, costs and expenses (including reasonable attorneys fees and all court costs) brought against Avanti arising from or in connection with (i) the use of Synthetic Cardiolipin in the development or commercialization of Liposomal Doxorubicin or Paclitaxel, or (ii) the ownership of or any right, title or interest in, or infringement related to or misappropriation of Liposomal Doxorubicin and Paclitaxel, on the condition that Avanti shall promptly notify Neopharm of any and all liability, claims, causes of action, actions, demands, damages costs and expenses.  Avanti shall indemnify, defend and hold Neopharm and its designated affiliates and sublicensees harmless from and against all liability, claims, actions, causes of action, demands, damages, costs and expenses (including reasonable attorney fees and all court costs) brought against Neopharm which result from the gross negligence or malfeasance of Avanti’s employees in the course of manufacturing Synthetic Cardiolipin under the terms of this Agreement.

10.                               Independent Contractors.  Avanti and Neopharm hereby acknowledge and agree that each is an independent contractor and that neither Avanti nor Neopharm shall be considered to be the agent, representative, master or servant of the other for any purpose whatsoever and that neither Avanti nor Neopharm has the authority to enter into any contract or agreement, to assume any obligation, or to give or make any guarantees, warranties, representations on behalf of the other.  Nothing in this Agreement or the relationship described herein shall be construed or deemed to be a joint venture, partnership, fiduciary, or other similar relationship between the parties.

11.                               Insurance.  Avanti shall have and maintain such types and amounts of its insurance as is normal and customary in the pharmaceutical industry generally for persons similarly situated, and Avanti will provide Neopharm with a copy of its certificates of insurance.  For its part, Neopharm, after receiving approval from the FDA or other applicable regulatory authority for the sale of any product containing Synthetic Cardiolipin to the public, shall have and maintain product liability insurance coverage as is normal and customary in the pharmaceutical industry for persons similarly situated and Neopharm shall provide Avanti with a copy of its certificates of insurance.

12.                               General Terms and Conditions.  (a) This Agreement shall be binding upon and shall inure to the benefit of the parties, their legal representatives, successors and assigns.  This Agreement and any rights granted hereunder may be assigned, transferred or conveyed by either party without the prior written consent of the other.

(b)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.  Any modifications, changes or amendments to this Agreement shall be effective only if in writing and signed by a duly authorized representative of each party.  The provisions contained in Sections 6(a) and 9 hereof shall survive the termination or expiration of this Agreement (or any renewal or extension thereof) and remain in full force and effect.

(c)                                  This Agreement constitutes the entire understanding of the parties relating to the production and sale by Avanti to Neopharm and\or its designated affiliates and sublicensees of Synthetic Cardiolipin.  Neither Avanti nor Neopharm have relied on and do not rely on any representations or statements by the other party or such party’s agents, whether verbal or written, with respect to the subject matter of this Agreement, except as specifically set forth herein.

(d)                                 Any notice, communication or other information permitted or required to be given under this Agreement shall be effective and deemed properly given upon sending with confirmed written answer back, if sent by facsimile; upon delivery, return as undeliverable, or refusal of delivery, if delivered by hand; or on the seventh (7th) day after being placed in the United States Mail, addressed to a party at the address set forth below or as hereinafter identified by a party, postage prepaid, return receipt requested; in all events any such notice, communication or information shall be sent to the parties addressed as follows:

If to Avanti:	Avanti Polar Lipids, Inc.
700 Industrial Park Drive
Alabaster, Alabama 35007
Attention: Dr. Walter A. Shaw
Facsimile: 205/663-0756

If to Neopharm:	Neopharm, Inc.
100 Corporate North, Suite 215
Bannockburn, Illinois 60015
Attention: Mr. James M. Hussey
Facsimile: (847) 295-8678

Any party may give notice of a change of address, facsimile number, telephone number or other pertinent mailing or delivery information from time to time, so long as such notice is given in accordance with this Section.

(e)                                  Avanti and Neopharm shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intended purpose of this Agreement.

(f)                                    Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms and the singular form of pronouns and nouns shall include the plural and visa versa.

(g)                                 This Agreement may be executed in any number of counterparts, all executed counterparts shall constitute one and the same agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

(h)                                 The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

(i)                                     If any action is necessary to enforce or interpret the terms of this Agreement, the prevailing parties shall be entitled to recover from the other party reasonable attorneys’ fees and costs including appellate attorney’s fees.

(j)                                     The invalidity, in whole or in part, of any covenant, promise, undertaking or any paragraph, subsection, sentence, clause, phrase or word or any provision of this Agreement shall not affect validity of the remaining portions thereof.  Each party acknowledges and agrees that the restrictions contained in this Agreement are reasonable and valid in scope and in all other respects.  If any provision of this Agreement or the application thereof by or to any party or circumstance shall be determined to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the maximum permitted under applicable law.  Without limiting the generality of the foregoing, if any court of competent jurisdiction determines that any part of this Agreement is unenforceable because of the duration or scope of any provision, or both, the parties agree that such duration or scope shall be reduced to the extent determined to be reasonable by such court of competent jurisdiction and, in its reduced form, such provisions shall then be valid and enforceable.

(k)                                  Neopharm shall have the right, upon reasonable notice to Avanti, during normal business hours, no more frequently than reasonably necessary and under appropriate confidentiality agreements, to send authorized representatives to manufacturing facilities where Synthetic Cardiolipin is manufactured, to audit any manufacturing and testing operations that Neopharm deems reasonably appropriate to confirm that production of each batch of Synthetic Cardiolipin is in compliance with GMP.  Upon request, Avanti agrees to notify Neopharm of the next scheduled production run of Synthetic Cardiolipin.  Avanti agrees to cooperate with Neopharm’s authorized representatives in their conduct of such audits.

(l)                                     Avanti shall address or correct any audit deficiencies noted by Neopharm as the result of its inspections of Avanti’s facility as soon as is reasonably possible, but in no event more than thirty (30) days after the date such deficiencies are brought to the attention of Avanti by Neopharm, assuming such deficiencies can reasonably be expected to be corrected within such thirty (30) day period.

(m)                               Avanti shall permit regulatory authorities from the United States and other countries to inspect its facility in connection with product license applications submitted by Neopharm for Liposomal Doxorubicin and Paclitaxel.  Avanti shall notify Neopharm as soon as possible of any planned or surprise visits of Avanti’s facility by the U.S. Food and Drug Administration.

IN WITNESS WHEREOF, each Party has caused the due execution of this Agreement as of the Effective Date.

ATTEST:		Avanti Polar Lipids, Inc., an Alabama corporation,

By:	/s/ Rowena C. Shaw	By:	/s/ Walter A. Shaw,
Walter A. Shaw, Ph.D.
Its:	Vice-President	Its:	President

ATTEST:		Neopharm, Inc., a Delaware corporation,

By:	/s/ Lewis Strauss	By:	/s/ James M. Hussey
James M. Hussey, R.Ph., M.B.A.
Its:	Chief Medical Officer	Its:	President

Schedule 1

Synthetic Cardiolipin

GMP Production Specifications

Test                                                                                                                        Specification

1.               Identity

2.               Purity

3.               Quality

4.               Documentation

a.                                       In general, Avanti documents contain proprietary information of a sensitive nature and thus cannot be disclosed to outside personnel.  However, Avanti understands that you will need to perform quality audits at some point in the future and proof of existence and use of batch production records will be demonstrated.

b.                                      Avanti has validated the cleaning process of equipment utilized in the production of lipids such that the risk of cross contamination is minimized.

5.               General

a.                                       Program Schedule

i.                                          Development and validation of analytical tests.

(1)

ii.                                       Production of three batches of Synthetic Cardiolipin for evaluation.

(1)

iii.                                    Avanti’s production facilities are available for inspection by your quality control team.  However, specific processes are proprietary and would be screened from the inspection.

(1)                                  Production questions concerning any non-proprietary process would be addressed directly with you.  Proprietary process question would be addressed through the filing of the drug master file with the Food and Drug Administration.

Schedule 2

Production of GMP-Synthetic Cardiolipin